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EXHIBIT 21.1         SUBSIDIARIES

Subsidiary Name                           State of Incorporation

Sonotron Medical Systems, Inc.            Delaware
Vet-Sonotron Systems, Inc.                Delaware
Pegasus Laboratories, Inc.                New Jersey
AA Northvale Medical Associates, Inc.     New Jersey
Enviro-Pack Development Corporation       New Jersey
Precision Assembly Corporation            New Jersey
Immuno-Therapy Corporation                New Jersey (A subsidiary
                                                      of Precision
                                                      Assembly
                                                     Corporation)